As filed with the Securities and Exchange Commission on November 14, 2017
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIANCEBERNSTEIN HOLDING L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		13-3434400
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
1345 Avenue of the Americas New York, NY 10105 (212) 969-1000
(Address of Registrant’s Principal Executive Offices)

AB 2017 Long Term Incentive Plan (Full title of the plan)

Laurence E. Cranch, Esq. AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105 (Name and Address of Agent for Service) (212) 969-1000
(Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
 ______________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in the Registrant (“Units”)	60,000,000 Units	$24.85	$1,491,000,000	$185,629.50

(1)
This Registration Statement is being filed to register Units that may be offered under the AB 2017 Long Term Incentive Plan (the “2017 Plan”), plus an indeterminate number of additional Units that may be offered and issued to prevent dilution resulting from Unit splits, Unit distributions or similar transactions.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the high and low sale prices of the Units being registered hereby as reported for New York Stock Exchange composite transactions on November 13, 2017.

EXPLANATORY NOTE
Up to 60,000,000 Units are available for issuance under the 2017 Plan and any of several sub-plans under the 2017 Plan, including the AllianceBernstein Incentive Compensation Award Program. The 2017 Plan and the issuance thereunder of the 60,000,000 Units were approved on April 12, 2017 by the Board of Directors of AllianceBernstein Corporation, the general partner of the Registrant (the “General Partner”), and on September 29, 2017 by the Unitholders of the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The Registrant hereby incorporates herein by reference the following documents filed with the Commission:
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and
(2) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2016.

(3) The description of the Units contained in the Registration Statement on Form 8-A dated January 18, 1988, filed under the Exchange Act; and
(4) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.
Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The validity of the Units offered hereby will be passed upon for the Registrant by Laurence E. Cranch, General Counsel of the General Partner. Mr. Cranch beneficially owns Units and is eligible to receive Units issued under the 2017 Plan.
Item 6. Indemnification of Directors and Officers.
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims whatsoever, subject to such standards and restrictions, if any, as set forth in its partnership agreement. Provision for indemnification under the Registrant’s Amended and Restated Agreement of Limited Partnership dated as of October 29, 1999, as amended (the “Partnership Agreement”) is set forth in Section 6.09 of the Partnership Agreement. The Board of Directors of the General Partner has approved a policy whereby any person who is or was a director, officer, employee, partner, agent or trustee of the Registrant or the General Partner shall be deemed an “Indemnified Person” for purposes of Section 6.09 of the Partnership Agreement. In so doing, the Registrant has granted broad rights of indemnification to officers of the General Partner and to officers and employees of the Registrant. In addition, the Registrant has assumed indemnification obligations previously extended by the predecessor of the General Partner to its directors, officers and employees. The foregoing indemnification provisions are not exclusive, and the Registrant is authorized to enter into additional indemnification arrangements.
The Registrant maintains an insurance policy insuring the directors and officers of the General Partner against certain acts and omissions while acting in their official capacities.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.
The following is a complete list of exhibits filed as part of this Registration Statement:

4.1	Amended and Restated Certificate of Limited Partnership of the Registrant dated February 24, 2006 (incorporated by reference to Exhibit 99.06 to the Registrant's Form 8-K, as filed February 24, 2006)

4.2
Amended and Restated Agreement of Limited Partnership of the Registrant dated October 29, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended December 31, 2003, as filed March 10, 2004)

4.2
Amendment No. 1dated February 24, 2006 to Amended and Restated Agreement of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the quarterly period ended September 30, 2006, as filed November 8, 2006)

5.1* Opinion of Laurence E. Cranch, Esq.
23.1* Consent of Laurence E. Cranch, Esq. (included in the opinion filed as Exhibit 5.1)
23.2* Consents of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page to this registration statement)
99.1* AB 2017 Long Term Incentive Plan

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of November, 2017.

ALLIANCEBERNSTEIN HOLDING L.P.
By:	/s/ John C. Weisenseel
	Name:	John C. Weisenseel
	Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence E. Cranch and David M. Lesser, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 14th day of November, 2017 by the following persons in their capacities as Directors and Officers of AllianceBernstein Corporation, the General Partner of the Registrant.

Signature	Title	Date
/s/ Robert B. Zoellick	Chairman of the Board	November 14, 2017
Robert B. Zoellick
/s/ Seth P. Bernstein	President and Chief Executive Officer (Principal Executive Officer)	November 14, 2017
Seth P. Bernstein
/s/ John C. Weisenseel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 14, 2017
John C. Weisenseel
/s/ Edward J. Farrell	Senior Vice President and Controller (Principal Accounting Officer)	November 14, 2017
Edward J. Farrell
/s/ Paul Audet	Director	November 14, 2017
Paul Audet
/s/ Denis Duverne	Director	November 14, 2017
Denis Duverne
/s/ Ramon de Oliveira	Director	November 14, 2017
Ramon de Oliveira
/s/ Barbara Fallon-Walsh	Director	November 14, 2017
Barbara Fallon-Walsh
/s/ Daniel G. Kaye	Director	November 14, 2017
Daniel G. Kaye
/s/ Shelley Leibowitz	Director	November 14, 2017
Shelley Leibowitz
/s/ Anders Malmstrom	Director	November 14, 2017
Anders Malmstrom
/s/ Das Narayandas	Director	November 14, 2017
Das Narayandas
/s/ Mark Pearson	Director	November 14, 2017
Mark Pearson

INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

4.1	Amended and Restated Certificate of Limited Partnership of the Registrant dated February 24, 2006 (incorporated by reference to Exhibit 99.06 to the Registrant's Form 8-K, as filed February 24, 2006)

4.2
Amended and Restated Agreement of Limited Partnership of the Registrant dated October 29, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended December 31, 2003, as filed March 10, 2004)

4.2
Amendment No. 1dated February 24, 2006 to Amended and Restated Agreement of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the quarterly period ended September 30, 2006, as filed November 8, 2006)

5.1* Opinion of Laurence E. Cranch, Esq.
23.1* Consent of Laurence E. Cranch, Esq. (included in the opinion filed as Exhibit 5.1)
23.2* Consents of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page to this registration statement)
99.1* AB 2017 Long Term Incentive Plan

* Filed herewith.